Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the inclusion in this Prospectus on Form SB-2 of our report dated September 13, 2002 relative to our audit of the financial statements of Laurier International, Inc. at December 31, 2001, June 30, 2002, and for the period from March 8, 2000 (date of inception) through June 30, 2001, and to the reference to our firm under the heading "Experts" therein. This consent is applicable to any amendments to this registration statement and any incorporation by reference in a registration of additional securities pursuant to Rule 462(b).


/s/ Armando C. Ibarra, CPA-APC
Chula Vista, California
September 16, 2002